Exhibit 99.1

For more information contact:

Margo Happer, IDX Systems Corporation

Director, Investor Relations and

Corporate Communications

802-859-6169

margo_happer@idx.com

Linda Lifsey, Total eMed

Manager, Corporate Communications

615-261-1597

llifsey@totalemed.com

IDX Announces Completion of EDiX Divesture to Total eMed

BURLINGTON, VT and FRANKLIN, TN – June 18, 2003 – IDX Systems Corporation (NASDAQ:IDXC) announced today that the sale of EDiX Corporation to Total eMed, a private medical transcription services company headquartered in Franklin, TN, has been completed. The two companies previously entered into a definitive agreement on April 10, 2003, whereby Total eMed agreed to acquire EDiX, a wholly owned subsidiary of IDX, for $64 million cash. The purchase price is subject to adjustment to the extent the working capital of EDiX as of the closing does not equal $21 million.

“It is with great enthusiasm that we begin a new era for the unified company of Total eMed and EDiX,” said Steven E. Simpson, president and CEO of Total eMed/EDiX. “Now combined, we are positioned as a market leader in the medical transcription industry. Total eMed/EDiX now serves over 200,000 physicians at more than 250 health systems and physician practices throughout the U.S. and Canada. With this great foundation, backed by our employees’ dedication to continued outstanding customer service, we believe completion of this transaction is merely the beginning of greater things to come.”

Richard E. Tarrant, IDX Chairman, said that the sale was mutually beneficial for all parties involved.

“Total eMed shares IDX’s core values of customer success and employee opportunity and they are focused specifically on medical transcription, which is a natural fit for EDiX,” said Tarrant. “IDX will continue to capitalize on the future revenue and earnings growth potential for the company’s flagship offerings – Flowcast, Groupcast, Carecast and Imagecast.”

Total eMed was formed in August 2001 through an acquisition by Parthenon Capital, a leading middle-market private equity firm.

About IDX

Founded in 1969, IDX Systems Corporation provides information technology solutions to maximize value in the delivery of healthcare, improve the quality of patient service, enhance medical outcomes, and reduce the costs of care. IDX supports these objectives with a broad range of complementary and functionally rich products installed at 3,300 customer sites. Customers include 138,000 physicians who utilize practice management systems to improve patient care and other workflow processes. IDX Systems are installed at:

380 Integrated delivery networks (IDNs) representing more than 500 hospitals

175 large group practices with more than 200 physicians

665 mid-size group practices with less than 200 physicians

The IDX web strategy includes browser technology, e-commerce and web-based tools—built using Internet architecture—that facilitates access for patients, physicians and care providers to vital health information and data managed by the IDX clinical, administrative, financial, and managed care products. IDX has approximately 2,100 full-time employees. (Customer numbers have been updated to reflect the sale of EDiX as of June 18, 2003).

About Total eMed/EDiX

Total eMed/EDiX is the nation’s second largest medical transcription company, delivering transcription services to more than 200,000 physicians at more than 250 health systems throughout the U.S. and Canada.

Over 3,500 Total eMed/EDiX medical transcriptionists support the company’s clients over secure networks, using Web-based systems and integrated voice, text and data. Customer care is provided 365/24/7 through a proprietary, real-time monitoring system and advanced technology.

Total eMed/EDiX is a private company headquartered in Franklin, TN, with major operations in St. Petersburg, FL.

About Parthenon Capital

Parthenon Capital is a $1.1 billion private equity firm with offices in Boston, MA and San Francisco, CA. The firm focuses on providing capital and strategic resources to enable middle-market companies to achieve their Full Potential™. For more information, visit www.parthenoncapital.com.

This press release contains forward-looking statements about IDX Systems Corporation that involve a number of risks and uncertainties, including statements regarding IDX’s future revenue and earnings growth potential. Important factors that could cause actual results to differ materially from those indicated as detailed from time to time in IDX’s periodic reports and registration statements filed with the Securities and Exchange Commission, including those described under the caption “Forward-looking Information and Factors Affecting Future Performance” in each of IDX’s Annual Report on Form 10-K for the year ended December 31, 2002 and Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2003, which important factors are incorporated herein by reference. IDX undertakes no obligation to update forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events, or changes in future operating results, financial condition or business over time.